Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

IMPCO MERGER SUB, INC.

December 19, 2005

ARTICLE FIRST

The name of the corporation hereby is IMPCO Merger Sub, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE SECOND

The registered office of this Corporation in the State of Delaware is located at 1209 Orange St., in the city of Wilmington, county of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

ARTICLE THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”).

ARTICLE FIFTH

The name and address of the sole incorporator is as follows:

Name:	Address:

Fuel Systems Solutions, Inc.	16804 Gridley Place Cerritos, CA 90703

ARTICLE SIXTH

The Corporation shall have perpetual existence.

ARTICLE SEVENTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, adopt, amend or repeal the By-Laws of this Corporation.

ARTICLE EIGHTH

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or as set forth in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

ARTICLE NINTH

Except to the extent that the General Corporation Law of the State of Delaware, as it presently exists or may hereafter be amended, prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for liability (i) for any breach of director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this provision becomes effective. Any amendment or repeal of this ARTICLE NINTH shall not adversely affect any right or protection of a director of the Corporation, under the General Corporation Law of the State of Delaware, existing at the time of such repeal or modification, and shall not apply to or have any effect on the liability or alleged liability of any director with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE TENTH

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVENTH

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

*   *   *

I, Mariano Costamagna, the duly authorized and acting Chief Executive Officer and President of the sole incorporator hereinbefore named for the purpose of forming a corporation in accordance with the General Corporation Law of the State of Delaware, do make and file this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand as of the date first set forth above.

FUEL SYSTEMS SOLUTIONS, INC.

By:	/s/ MARIANO COSTAMAGNA
Mariano Costamagna,
Chief Executive Officer and President

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